Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT
JUNE 26, 2018

Time-Based Award

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (“Agreement”) is made effective and entered into as of June 26, 2018 (the “Grant Date”), by and between Pier 1 Imports, Inc., a Delaware corporation (the “Company”), and ______________ (the “Grantee”).

WHEREAS, pursuant to the Non-Employee Director Compensation Plan (“NEDCP”), non-employee directors of the Company are granted a restricted stock unit award annually under the terms set forth in the NEDCP; and

WHEREAS, pursuant to the NEDCP, such restricted stock unit award shall be granted to non-employee directors elected at an annual meeting of shareholders of the Company (an “Annual Meeting”); and

WHEREAS, pursuant to the provisions of the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended (the “Plan”), the Company’s Board of Directors has determined that the Compensation Committee (“Committee”) will administer the Plan and pursuant to the Plan the Committee has the authority to grant Awards under the Plan to members of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Grantee has been elected as a non-employee director of the Company and the Committee has determined that the Grantee be granted a Restricted Stock Unit Award under the Plan, in an amount and upon the terms and conditions set forth below, which are in accordance with the terms of the NEDCP;

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1.

Grant of Award.  The Grantee is hereby granted ______ restricted stock units under the Plan (the “Units”), subject to the terms and conditions set forth herein, which are convertible, on a one-for-one basis, into shares of Common Stock.

2.

Vesting of Units.  The Units have been credited to a bookkeeping account on behalf of the Grantee.  The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a) at the expiration of a one-year period following the Grant Date, provided the Grantee is then serving as a member of the Company’s Board;

(b)upon the termination of the Grantee’s service as a member of the Company’s Board due to death or disability;

(c)upon the occurrence of a Corporate Change, unless the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Corporate Change.

If the Grantee’s service as a member of the Company’s Board terminates prior to a Vesting Date for any reason other than as set forth in subsection (b) above, the Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by the Grantee.

The one-year period Vesting Date for purposes of the Units shall run from the date of the Grantee’s election as a non-employee director at the Annual Meeting to the next year’s Annual Meeting following the date of grant; provided, however, that if the date of the next Annual Meeting following the date of grant shall be less than fifty weeks from the previous year’s Annual Meeting, the Vesting Date for such Units shall occur upon the one-year anniversary of the date of grant.

3.Conversion to Stock.  Unless the Units are forfeited prior to the Vesting Date as provided in Section 2 above, the Units will be converted to actual shares of Common Stock on choose one: [the Vesting Date] or [the [third][fifth] anniversary of the Grant Date] or [the termination of the Grantee’s service as a member of the Company’s Board] or [the earlier of (i) the [third][fifth] anniversary of the Grant Date or (ii) the termination of the Grantee’s service as a member of the Company’s Board] (the “Conversion Date”). The shares of Common Stock will be registered in the name of the Grantee as of the Conversion Date, and certificates for the shares of Common Stock (or, at the option of the Company, statements of book-entry notation of the shares of Common Stock in the name of the Grantee in lieu thereof) shall be delivered to the Grantee or the Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date; provided, however, that the Company shall not be obligated to issue any fractional shares of Common Stock.

4.Rights as a Shareholder. The Grantee shall not have voting or any other rights as a shareholder of the Company with respect to the Units. Dividends or dividend equivalents will not be paid with respect to the Units. Upon conversion of vested Units into shares of Common Stock, the Grantee will obtain voting and other rights as a shareholder of the Company.

5.Securities Laws Requirements.  The Company shall not be required to issue shares of Common Stock pursuant to this Agreement unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then listed; and (b) the Company has complied with applicable federal and state securities laws.  The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with this Award, an agreement, in such form as the Committee may from time to time deem appropriate, in which the Grantee represents that the shares acquired by Grantee under this Award are being acquired for investment and not with a view to the sale or distribution thereof.

6.Incorporation of Plan Provisions; Definitions.  This Restricted Stock Unit Award Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged.  Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan.

7.Miscellaneous.  This Restricted Stock Unit Award Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee.  No contract or right of continued service shall be implied by this Agreement, nor shall this Agreement lessen or affect the Company’s rights to terminate the services of the Grantee. The terms and provisions of this Agreement shall constitute an instruction by the Grantee with respect to any uncertificated restricted shares of Common Stock covered by this Award.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement on the date first above written.

COMPANY:	GRANTEE:
Pier 1 Imports, Inc.

By: ________________________________	____________________________________
Name: ______________________________
Title: _______________________________